Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Elbit Vision Systems Ltd. (the “Company”) on Form F-1 (File No.333-145005), Form F-2 (File No's 333-115095 and 333-120034), Form F-3 (File No’s 333-134591 and 333-114153) and on Form S-8 (File No.333-144991) of our report dated July 14, 2010, which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty, relating to the consolidated financial statements of the Company included in this Annual Report on Form 20-F for the year ended December 31, 2009.

/s/Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member of Deloitte Touche Tohmatsu
Tel-Aviv, Israel
July 15, 2010